Exhibit 99.1

Contact:
Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
flachman@amerco.com

For Immediate Release

AMERCO Announces Common Stock Repurchase Plan

December 6, 2007

AMERCO (Nasdaq: UHAL) the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Republic Western Insurance Company and Amerco Real Estate Company, announced today that its Board of Directors has authorized the Company to repurchase up to $50 million of its common stock. The stock may be repurchased by the Company from time to time between December 5, 2007 and December 31, 2008. As of September 30, 2007, AMERCO had 20,059,314 shares of common stock outstanding.

The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. The purchases will be funded from available working capital.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company.

Since 1945, U-Haul has been the first choice of do-it-yourself movers, with a network of more than 15,950 locations in all 50 United States and 10 Canadian provinces. U-Haul customers' patronage has enabled the U-Haul fleet to grow to more than 100,000 trucks, 78,500 trailers and 31,100 towing devices. U-Haul offers more than 386,000 rooms and more than 34 million square feet of storage space at more than 1,055 owned and managed facilities throughout North America. U-Haul is the consumer’s number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul supplies alternative-fuel for vehicles and backyard barbecues as one of the nation’s largest retailers of propane.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to our Form 10-Q for the quarter ended September 30, 2007, which is on file with the SEC.